(703) 848-5224



                                           March 31, 1997



BDM International, Inc.
1501 BDM Way
McLean, Virginia 22102-3204

                  BDM International, Inc.
                  1997 Stock Option Plan
                  ---------------------------------

Dear Sirs:

     I am Corporate Vice President and General Counsel of BDM International, Inc., a Delaware corporation (the "Company"), and have advised you in connection with certain matters associated with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of an aggregate of 2,500,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), issuable pursuant to the Company's 1997 Stock Opion Plan (the "Plan"). The Common Stock represents authorized and unissued shares and/or treasury shares of the Company's Common Stock.

     I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion.

     On the basis of the foregoing, I am of the opinion that:

          (i) upon approval of the Plan by the shareholders of the Company, the Company will have taken all necessary corporate action to authorize the issuance of the Common Stock; and

          (ii) when issued, delivered, and paid for in accordance with the terms of the Plan, the shares of Common Stock to be issued under the Plan will be validly issued, fully paid, and non-assessable.

     No opinion is expressed herein as to the laws of any jurisdiction other than the federal laws of the United States of America and, to the extent required by the foregoing opinion, the General Corporation Law of the State of Delaware.

     The foregoing opinion is delivered to you in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        /s/ JOHN F. McCABE
                                        John F. McCabe
                                        Corporate Vice President
                                        and General Counsel